Exhibit 23.3

Our Ref: SHAWB.0001

Your Ref:

23 October 2025

REGENIQUE GROUP LIMITED

89 Nexus Way

Camana Bay, Grand Cayman

KYI-9009 Cayman Islands

Dear Sirs,

LETTER OF CONSENT

We hereby consent to the use of our legal opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully

/s/Marcus Chow
Marcus Chow
Partner
BIRD & BIRD ATMD LLP

+65 6248 9425

marcus.chow@twobirds.com

We do not accept service of court documents by facsimile.

Bird & Bird ATMD LLP is a Singapore law practice registered as a limited liability partnership in Singapore with registration number T08LL0001K and is associated with Bird & Bird LLP.